EXHIBIT 10.2
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Agreement”) is made effective as of July 19, 2017 (“Effective Date”), by and between Care.com, Inc. (the “Company”) and Michael Echenberg (“Executive”).
WHEREAS, Executive is Executive Vice President and Chief Financial Officer of the Company and the Company and Executive desire to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment under certain circumstances.
NOW, THEREFORE, the parties agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
(b)    “Base Salary” means Executive’s base salary at the rate in effect on the date of Executive’s Qualifying Termination (disregarding any decrease in such base salary that constitutes a Good Reason event).
(c)    “Board” shall mean the Board of Directors of the Company.
(d)    “Cause” shall mean any of the following: (i) Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) Executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) Executive’s willful non-performance of material duties reasonably assigned to Executive and which are consistent with Executive’s position and title as an employee of the Company, which to the extent such failure can be fully cured, remains uncured for 30 days following Executive’s receipt of written notice thereof; (iv) Executive’s material breach of any material agreement with the Company or any of its subsidiaries, including the Confidentiality and Non-Compete Agreement, which to the extent such breach can be fully cured, remains uncured for 30 days following Executive’s receipt of written notice thereof; (v) Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests; or (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises.
(e)    “Change of Control” shall mean a “Change in Control” as defined in the Company’s 2014 Equity Incentive Plan or any successor equity plan of the Company.
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.
(g)    “Confidentiality and Non-Compete Agreement” shall mean, collectively, the Invention and Non-Disclosure Agreement between the Company and Executive, dated March 4, 2015 and the Non-competition and Non-Solicitation Agreement between the Company and Executive, dated March 4, 2015.
(h)     “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent: (i) a material diminution in Executive’s base salary or target annual bonus level; (ii) a material diminution in Executive’s authority, duties or responsibilities, including without limitation any requirement that Executive report to any person other than the Chief Executive Officer of the Company or, following a Change of Control, its or its successor’s ultimate parent entity; (iii) a change in the geographic location of Executive’s principal place of employment to any location that increases the distance between Executive’s primary residence and principal place of employment by more than 30 miles; (iv) the Company’s or any of its subsidiaries’ material breach of any material agreement with Executive or (v) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 7(a) of this Agreement; provided that Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within 60 days of the occurrence of such event and such event or condition must remain uncured for 30 days following the Company’s receipt of such written notice. Any voluntary termination for “Good Reason” following such 30 day cure period must occur no later than the date that is 60 days following the expiration of the Company’s cure period.
(i)    “Qualifying Termination” means (i) a termination by Executive of Executive’s employment with the Company for Good Reason or (ii) a termination by the Company of Executive’s employment with the Company without Cause.
(j)    “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(k)    “Target Bonus Amount” means Executive’s target annual cash bonus amount in effect at the time of Executive’s Qualifying Termination (disregarding any decrease in such target annual cash bonus amount that constitutes a Good Reason event).
2.    Severance.
(a)    Severance Upon Qualifying Termination. If Executive has a Qualifying Termination, then subject to (x) the requirements of this Section 2, (y) the Executive’s continued compliance with the Confidentiality and Non-Compete Agreement and Section 4, and (z) the terms of Section 7(h), Executive shall be entitled to receive the following payments and benefits:
(i)    The Company shall pay to Executive (A) Executive’s fully earned but unpaid base salary through the date of Executive’s Qualifying Termination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”);
(ii)    Executive shall be entitled to receive continued payment of the Base Salary for a period of 12 months following the termination date (the “Salary Severance Period”) in accordance with the Company’s ordinary payroll practices;
(iii)    Executive shall be entitled to receive an additional amount equal to the Target Bonus Amount, pro-rated to the date of Executive’s Qualifying Termination; provided, however, that in the event the date of Executive’s Qualifying Termination is prior to June 30th of any calendar year, the amount payable under this Section 2(a)(iii) shall be 50% of the Target Bonus Amount. The payment amount shall be payable in equal installments over the 12-month period immediately following the termination date in accordance with the Company’s ordinary payroll practices;
(iv)    The amount of any earned but unpaid annual bonus for the year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive’s Qualifying Termination occurs; and
(v)    If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage in effect on the termination date until the earliest of (x) 12 months following the effective date of such Qualifying Termination (the “COBRA Severance Period”), (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (and Executive agrees to promptly notify the Company of such eligibility) and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or subject to the Company to an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(a)(v), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), which Special Severance Payment will be made without regard to Executive’s payment of COBRA premiums.
(b)    Other Terminations. Upon Executive’s termination of employment for any reason other than as set forth in Section 2(a), the Company shall pay to Executive the Accrued Rights and shall have no other or further obligations to Executive under this Agreement.
(c)    Release. As a condition to Executive’s receipt of any amounts set forth in Section 2(a) other than the Accrued Rights, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the 30 day period following the date of Executive’s Qualifying Termination, or in the event that such Qualifying Termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 60 days following the date of Executive’s Qualifying Termination.
(d)    Exclusive Remedy; Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment for any reason shall cease upon such termination. In addition, the severance payments provided for in Section 2(a) above are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy, contract or agreement with the Company or any of its affiliates, including for the avoidance of doubt, any employment agreement or offer letter (collectively, “Other Arrangements”). Therefore, in the event Executive becomes entitled to receive the severance payments and benefits provided under Section 2(a), Executive shall receive the amounts provided under that Section of this Agreement and shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangements. In addition, to the extent any Other Arrangement that was entered into prior to the date of this Agreement provides for Executive to receive any payments or benefits upon a termination or a resignation of employment for any reason (such agreement a “Prior Agreement”), the Executive hereby agrees that such termination pay and benefit provisions of such Prior Agreement shall be and hereby are superseded by this Agreement and from and after the date of this Agreement, such termination pay and benefit provisions of the Prior Agreement shall be and are null and void and of no further force or effect. For the avoidance of doubt, it is intended that the other terms and conditions of any Prior Agreement that do not provide for termination pay or benefits, including any non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions covenants and other similar covenants contained therein, shall remain in effect in accordance with their terms except as expressly modified by this Agreement.
(e)    Parachute Payments.
(i)    Notwithstanding anything in this Agreement or any other agreement between Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, in the event that the provisions of Section 280G of the Code relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by Executive from the Company or its affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change of Control Transaction”) (collectively, “Payments”), then any such Payments shall be equal to the Reduced Amount; where the “Reduced Amount” is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments. If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order: (i) first, a reduction of any Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide Executive with the greatest post-reduction economic benefit and (ii) second, a reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company.
(ii)    In connection with a Change of Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) at its expense to perform the calculations to determine if the Payments to Executive would reasonably be subject to Section 280G of the Code, and the Company shall use commercially reasonable efforts to (1) cause the Accountants to finalize such calculations and (2) deliver such calculations and supporting documentation to Executive, by no later than five (5) days before the closing of the Change of Control Transaction. In the event it is later determined that a greater reduction in the Payments should have been made to implement the objective and intent of this Section 2(e), the excess amount shall be returned immediately by Executive to the Company.
(f)    Withholding. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
3.    Condition to Severance Obligations. The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s material breach any of the provisions of the Confidentiality and Non-Compete Agreement, Section 4 below, or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company, which to the extent such failure can be fully cured, remains uncured for 30 days following Executive’s receipt of written notice thereof, which other covenants are hereby incorporated by reference into this Agreement.
4.    Future Conduct.
(a)    Mutual Non-disparagement. Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding Executive’s employment and/or separation of employment from the Company. In addition, the Company (which means its officers and members of the Board) agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Executive, or Executive’s role with the Company or the circumstances surrounding Executive’s employment and/or separation of employment from the Company. Nothing in this section shall preclude either party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement.
(b)    Non-Competition and Non-Solicitation. As a condition to the consideration provided to Executive in this Agreement, Executive agrees that the time period of Executive’s non-competition and non-solicitation obligations set forth in Section 1 of Executive’s Non-Competition and Non-Solicitation Agreement with the Company, dated as of March 4, 2015, is hereby extended from a period of one year to a period of two years after termination of employment for any reason;

provided, however, that if Executive experiences a Qualifying Termination, Executive’s non-competition obligations during the second year shall exclude any business or enterprise that develops, manufactures, markets, licenses, sells or provides a product or service that competes with a product or service planned to be developed, manufactured, marketed, licensed, sold, or provided by the Company while Executive was employed by the Company, provided such product or service is not actually being developed, manufactured, marketed, licensed, sold, or provided by the Company as of the effective date of Executive’s Qualifying Termination and, provided, further, that Executive was not actively involved with the planned development, manufacturing, marketing, licensing, sale or offering of such product or service within the three month period prior to the effective date of Executive’s Qualifying Termination.
(c)    Cooperation. To the extent requested by the Company and at mutually agreeable times and upon reasonable notice from the Company, Executive agrees to assist the Company in the prosecution or defense of any threatened or pending litigation, administrative proceeding, or government investigation in which the Company or any of its affiliates is a party and which concerns matters arising during the term of Executive’s employment by the Company, including but not limited to providing requested information, reviewing documents or other information concerning Executive’s employment with the Company (but not any claims arising under this Agreement), participating in telephonic and/or in-person meetings and preparing materials to assist with such actual or threatened legal action. The Company will use commercially reasonable efforts to arrange such cooperation so as not to unreasonably interfere with Executive’s subsequent employment or business ventures or academic pursuits, including to the extent practical scheduling such cooperation outside of business hours at Executive’s request. Executive agrees to maintain the confidentiality of any information that Executive learns in the course of providing the foregoing cooperation. Executive further agrees to use reasonable efforts to promptly notify the Company’s General Counsel by phone and electronic mail, in the event Executive is contacted by anyone regarding any pending or threatened litigation, administrative proceeding, or government investigation in which the Company is involved in any manner. The Company agrees to reimburse Executive for any reasonable out-of-pocket costs and expenses associated with such cooperation.
(d)    Certain Conduct. Notwithstanding anything to the contrary, nothing in this Agreement or the Confidentiality and Non-Compete Agreement prevents Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, the Company hereby notifies Executive that, notwithstanding anything to the contrary in the Confidentiality and Non-Compete Agreement: (a) Executive shall not be in breach of this Agreement or the Confidentiality and Non-Compete Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.    Agreement to Arbitrate. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in the Commonwealth of Massachusetts. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, unless otherwise required to enforce this Section 5; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action in a court of competent jurisdiction to enforce the Confidentiality and Non-Compete Agreement or any other non-competition, non-solicitation, non-disparagement, confidentiality, assignment of invention or other intellectual property related covenants contained in any other agreement between Executive and the Company.
6.    At‑Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
7.    General Provisions.
(a)    Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or to any of its

Affiliates. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(c)    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
(d)    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction. Any suit brought hereon shall be brought in the state or federal courts sitting in Massachusetts, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.
(e)    Notices. Any notice required or permitted by this Agreement (other than notice required to be delivered by telephone or email under Section 4(c)) shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the most recent address for Executive set forth in the Company’s personnel files and to the Company at its principal place of business addressed to the attention of the Company’s General Counsel, or such other address as either party may specify in writing.
(f)    Survival. Sections 2 (“Severance”), 3 (“Condition to Severance Obligations”), 4 (“Future Conduct”), 5 (“Agreement to Arbitrate”) and 7 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company.
(g)    Entire Agreement. This Agreement and any covenants and agreements incorporated herein by reference as set forth in Section 3 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(h)    Code Section 409A.
(i)    The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)    Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.
(iii)    Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of

Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv)    Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(v)    If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder will be made on or prior to the last day of Executive’s taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (iii) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year of Executive will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year of Executive, and (iv) any reimbursement will be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, will be for expenses incurred during Executive’s lifetime.
(i)    Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.
(j)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

CARE.COM, INC.

By:/s/ Sheila Marcelo
Name:     Sheila Marcelo
Title: Founder & CEO

EXECUTIVE

/s/ Michael Echenberg
Michael Echenberg

EXHIBIT A
GENERAL RELEASE OF CLAIMS
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between [______] (“Executive”), and [________] (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Executive Severance Agreement dated as of __________, ____ (the “Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    General Release of Claims by Executive.
(a)    Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, 29 U.S.C. Section 206(d); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ IIH and 111; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § IC; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B; the Massachusetts Wage Act, M.G.L. c. 149, § 148; the Massachusetts Maternity Leave Act, M.G.L. c. 49, § 105D; and any similar state or local law, all as amended.
Notwithstanding the generality of the foregoing, Executive does not release the following:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;
(v)    Claims for payment under Section 2(a), as applicable, of the Agreement;
(vi)    Executive’s rights to vested Company equity securities; and

(vii)    Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.
Further, this Release does not prevent you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(b)    Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
(c)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
(d)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is [30/60] days following the date of Executive’s termination of employment.
2.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
4.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
5.    Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction. Any suit brought hereon shall be brought in the state or federal courts sitting in Massachusetts, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.
6.    Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
7.    Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

CARE.COM

Dated: _______________________	By:
Name:
Title:

EXECUTIVE

Dated: _______________________
Michael Echenberg